Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WASTE2ENERGY HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JANUARY, A.D. 2010, AT 3:56 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4517108 8100 100060197	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 7773639 DATE: 01-22-10

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:07 PM 01/21/2010
FILED 03:56 PM 01/21/2010
SRV 100060197 - 4517108 FILE

Certificate of Amendment

of

Certificate of Incorporation

of

Waste2Energy Holdings, Inc.

Under Section 242 of the Delaware General Corporation Law

Waste2Energy Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.             The Certificate of Incorporation of the Corporation is hereby amended by changing ARTICLE FOURTH, so that, as amended, said ARTICLE FOURTH shall be and read as follows:

FOURTH: The total number of shares of stock which this corporation is authorized to issue, is two hundred million (200,000,000) shares of common stock with a par value of $0.0001.

2.             The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 19th day of January, 2010

/s/ Peter Bohan
Peter Bohan
Chief Executive Officer